Exhibit 99.1

Dusk Acquisition Corporation

Consolidated Financial Statements
As of September 30, 2025 and for the Nine Months Ended September 30, 2025

Dusk Acquisition Corporation

Index	Pages (s)
Report of Independent Certified Public Accountants	1

Consolidated Financial Statements
Consolidated Balance Sheet	3
September 30, 2025

Consolidated Income Statement	4
The Nine Months Ended September 30, 2025

Consolidated Statement of Equity	5
The Nine Months Ended September 30, 2025

Consolidated Statement of Cash Flows	6
The Nine Months Ended September 30, 2025

Notes to Consolidated Financial Statements	7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Management
Dusk Acquisition Corporation

Opinion
We have audited the consolidated financial statements of Dusk Acquisition Corporation (a Delaware corporation) and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of September 30, 2025, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the nine-month period then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025, and the results of its operations and its cash flows for the nine-month period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion
We conducted our audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ GRANT THORNTON LLP

Dallas, Texas
January 15, 2026

Dusk Acquisition Corporation

Consolidated Balance Sheet

(in thousands)	September 30, 2025
Assets
Current assets
Cash and cash equivalents	$3,465
Accounts receivable, net	21,447
Inventories	50,562
Prepaid expenses and other current assets	2,257
Total current assets	77,731
Property and equipment, net	7,691
Goodwill	111,071
Intangible assets, net	151,746
Operating lease right-of-use assets	8,333
Deferred tax assets	4,508
Other noncurrent assets	1,166
Total assets	$362,246

Liabilities and Equity
Current liabilities
Current portion of term loans	$2,455
Revolving credit loans	3,108
Current portion of operating lease obligations	2,056
Book overdraft	1,549
Due to affiliates	9,915
Accounts payable and accrued expenses	9,964
Total current liabilities	29,047

Long-term debt, net	236,187
Long-term portion of operating lease obligations	5,169
Long-term portion of financing lease obligations	56
Total liabilities	270,459

Commitments and contingencies (Note 12)

Equity:
Common shares $0.01 par value	1
Shares authorized - 1,000 and issued 100
Additional paid-in capital	103,316
Accumulated deficit	(12,088)
Accumulated other comprehensive loss	558
Total equity	91,787
Total liabilities and equity	$362,246

The accompanying notes are an integral part of these consolidated financial statements.

Dusk Acquisition Corporation

Consolidated Statement of Income and Comprehensive Income

(in thousands)	Nine Months Ended September 30, 2025
Net revenues	$177,729
Cost of sales	98,375
Gross profit	79,354
Selling, general and administrative	48,366
Operating income	30,988
Interest expense, net	21,089
Other expense, net	205
Income before income taxes	9,694
Income tax expense	2,315
Net income	$7,379

Comprehensive income
Net income	$7,379
Foreign currency translation adjustment	388
Comprehensive income	$7,767

Dusk Acquisition Corporation

Consolidated Statement of Equity

(in thousands)	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Equity
Balances at January 1, 2025	$1	$103,316	$(19,467)	$170	$84,020
Net income	—	—	7,379	—	7,379
Foreign currency translation adjustment	—	—	—	388	388
Balances at September 30, 2025	$1	$103,316	$(12,088)	$558	$91,787

Dusk Acquisition Corporation

Consolidated Statement of Cash Flows

(in thousands)	Nine Months Ended September 30, 2025
Cash flows from operating activities:
Net income	$7,379
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,930
Amortization of debt issuance costs and debt discount	1,161
Noncash right-of-use assets operating lease expense	1,685
Provision for inventories	57
Amortization of inventory fair value step-up	286
Provision for accounts receivable	(4)
Deferred income taxes	275
Loss on disposal of equipment	67
Gain on disposal of lease	(3)
Changes in operating assets and liabilities
Due from affiliates	8,406
Accounts receivable	(12,450)
Inventories	10,693
Prepaid expenses and other current assets	(681)
Other assets	31
Book overdraft	999
Accounts payable and accrued expenses	(3,272)
Operating lease liabilities and other liabilities	(1,372)
Net cash provided by operating activities	23,187

Cash flows from investing activities:
Purchases of property and equipment	(1,199)
Net cash used in investing activities	(1,199)

Cash flows from financing activities:
Principal payments on term loans	(1,842)
Proceeds from revolving credit loans	(69,990)
Repayments of revolving credit loans	52,294
Repayments on financing leases and other	(12)
Net cash used in financing activities	(19,550)

Effect of exchange rate changes on cash and cash equivalents	261
Net increase in cash and cash equivalents	2,699
Cash and cash equivalents, beginning of period	766
Cash and cash equivalents, end of period	$3,465

Supplemental disclosure of cash flow information
Cash paid for interest	$21,800

Dusk Acquisition Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

1.Nature of Operations and Principles of Consolidation

Dusk Acquisition Corporation (a Delaware Corporation) (“Dusk”), and its wholly owned subsidiaries, Motors & Armatures, LLC, a Delaware limited liability company, and HVAC South, LLC, a Delaware limited liability company (collectively, the “Company”) is indirectly controlled by certain private equity investment funds advised by Platinum Equity Advisors, LLC (“Advisors,” and such funds collectively “Platinum”).

The Company is engaged in the business of manufacturing, distributing, and selling products, parts, and components for heating, ventilation, air conditioning and refrigeration systems. The Company is headquartered in Hauppauge, New York and operates manufacturing and distribution facilities throughout the United States and Canada.

2.Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year customarily ends on December 31; however, these financial statements have been prepared as of September 30, 2025 and for the nine-month period then ended.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accounting for acquisitions, allowances for receivables including credit losses, rebates and sales returns, provisions for obsolescence and slow-moving parts, useful lives of property and equipment, intangible assets, recoverability of long-lived assets including purchased intangibles and goodwill, warranties and accounting for income taxes. We believe our estimates and assumptions are reasonable; however, actual results could differ from those estimates, and the differences could be material.

Estimates are often based on complex judgments and assumptions that the Company believes to be reasonable, but that can be inherently uncertain and unpredictable. If the estimates and assumptions are not representative of actual outcomes, the results could be impacted. As future events and their effects cannot be determined with precision, the estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur which might cause the Company to change those estimates and assumptions. The Company is subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in competition, litigation, legislation, and regulations. The Company regularly evaluates its estimates and assumptions using historical experience and expectations about the future and adjusts those estimates and assumptions when facts and circumstances indicate the need for change.

Cash and Cash Equivalents

The Company considers highly liquid instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Credit Losses

Accounts receivables are recorded at the invoiced amount, and do not bear interest. The allowance for credit losses represents the Company’s best estimate of probable credit losses in its existing accounts receivable. The Company reviews the allowance on a regular basis. The Company estimates expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Changes in the relevant information may significantly affect the estimates of expected credit losses.
When the Company determines that a particular customer poses a credit risk, a specific reserve is established and is included in selling, general and administrative expenses in the consolidated income statement. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure to its customers.

Inventories

Inventories consisting of raw materials are stated at the lower of cost or net realizable value on a first-in, first-out method. Motor and component parts are primarily stated at the lower of cost or net realizable value primarily on a weighted average cost basis, with one subsidiary using a first-in, first-out method. Inventory provisions, which are charged to cost of sales, are established for obsolete and slow-moving inventory. The Company’s estimation process for assessing net realizable value is based upon its known backlog, future demand, and expected market conditions.
The Company receives certain allowances from its vendors which include rebates and discounts. These amounts are negotiated with vendors typically on an annual basis and are, at times, dependent on projected purchase volumes. The amounts are subject to changes in market conditions or marketing strategies of the vendors, and changes in product purchases.

The Company records an estimate of earned allowances based on the latest information available with respect to purchase volumes, terms of vendor agreements and ongoing negotiations with vendors. Volume rebate allowances that are not a reimbursement of specific costs are recorded as a reduction of the cost of inventories.

Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful service lives of the assets. Generally, the estimated useful lives of assets are:

Furniture and fixtures	1 - 10 Years
Machinery and equipment	1 - 12 Years
Data processing equipment and software	1 - 5 Years
Leasehold improvements	Lesser of lease term or the life of asset

Maintenance and repairs are charged to expense as incurred. Expenditures which significantly improve or extend the life of an asset are capitalized. Upon retirement or other disposition, the assets and related accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in earnings.

Property and equipment are reviewed for impairment whenever changes in circumstances indicate that the related carrying amount may not be recoverable. An impairment would be recorded in circumstances where undiscounted cash flows expected to be generated by an asset are less than the carrying value of that asset. There was no impairment of property and equipment for the nine-months ended September 30, 2025.

Internal-Use Software

The Company capitalizes the costs of obtaining or developing internal-use computer software. Capitalization commences when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Amortization commences when the software is placed into service and is computed using the straight-line method over the useful lives of the underlying software, which is generally five years. The costs that are capitalized include external direct costs of materials and services consumed in developing or obtaining internal-use software.

Goodwill

Goodwill is tested for impairment at least annually as of December 31 or when a triggering event occurs that indicates that the fair value of the Company may be below its carrying amount. When a triggering event occurs, the Company has the option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If the qualitative assessment indicates that it is not more likely than not that the goodwill is impaired, further testing is unnecessary. If the qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company must perform the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill. The goodwill impairment loss, if any, represents the excess of the carrying amount of total equity over the fair value of the Company. The goodwill impairment loss cannot exceed the carrying amount of goodwill. Management has determined that there were no impairments for the nine months ending September 30, 2025.

Intangible Assets, net

Identifiable intangible assets acquired in a business combination are recorded separately from goodwill if they arise from contractual or legal rights or are separate from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as a related contract, asset or liability.

Definite-lived intangibles are amortized, based on the estimated useful life of the intangible assets and the economic pattern of usage. The effects of obsolescence, demand, competition and other economic factors are not expected to impact the indefinite life assumptions. Intangible assets useful lives are as follows:

Trademark and tradename	15 Years
Technology	12 Years
Software	5 Years
Customer relationships	15 Years

The Company regularly performs reviews to determine if facts and circumstances exist which indicate that the useful lives of long-lived assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of long-lived assets may not be recoverable, the Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets. No impairment of the respective carrying value has occurred for the nine months ended September 30, 2025.

Debt Issuance Costs and Debt Discount

Direct costs incurred in connection with the issuance of debt and debt discounts are deferred and amortized to interest expense over the term of the debt. Debt issuance costs and debt discounts associated with term loans are amortized to interest expense using the effective interest method and are reflected as reductions of the loan balances in the consolidated balance sheets. Debt issuance costs and debt discounts associated with revolving credit facilities are amortized to interest expense on a straight-line basis and are reflected as a component of other noncurrent assets in the consolidated balance sheets.

Book Overdrafts

Book overdrafts represent the amount by which outstanding checks issued, but not yet presented to the banks for disbursement, exceed balances on deposit in applicable bank accounts and a legal right of offset with the positive cash balance in other financial institution accounts does not exist. The book overdrafts, which are not directly linked to a credit facility or other bank overdraft arrangements, do not result in an actual bank financing, but rather constitute normal unpaid trade payables at the end of the reporting period. The changes in these book overdrafts are included as a component of cash flows from operating activities in the consolidated statements of cash flows.

Leases

The Company accounts for leases in accordance with ASC 842, Leases, (“ASC 842”). The Company’s portfolio of leases includes assets typically associated with its central office, warehouses and sales office. Certain lease payments are made to companies affiliated through common ownership by a stockholder of the Company. The Company assessed the following accounting policies and practical expedients related to this standard:
•Elected the short-term lease accounting policy allowing lessees not to recognize right-of-use assets and liabilities for leases with a term of 12 months or less; and
•Did not make the election to combine lease and nonlease components for any lease categories.

The Company determines if an arrangement is a lease or contains a lease at inception and performs the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options that the Company is reasonably certain to exercise. The Company measures its right-of-use assets and lease liabilities at the lease commencement date based on the present value of the remaining lease payments. The Company enters into contracts that contain both lease and nonlease components. Nonlease components include real estate taxes, insurance, maintenance, utilities and other operating costs. The majority of the Company’s leases include lease payments that are fixed. The Company recognizes rental expense for its operating leases on a straight-line basis over the lease term. Nonlease variable rent components are expensed when incurred. Rent expense is included in selling, general and administrative expenses in the consolidated income statement.

Certain property and equipment are held under finance leases and are depreciated over the lease term. Finance lease cost includes depreciation of the right-of-use assets on a straight-line basis and interest expense on the lease liabilities using the effective interest method.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. For the Company’s operations where the functional currency is other than the U.S. dollar, balance sheet accounts are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates for the period. Translation adjustments are recorded directly as a component of accumulated other comprehensive loss. Realized and unrealized intercompany foreign exchange gains and losses are included in other expense (income), net in the consolidated income statement.

Comprehensive (Loss) Income

ASC 220, Comprehensive Income establishes rules for reporting and display of comprehensive (loss) income and its components in the consolidated financial statements. Comprehensive (loss) income consists of net (loss) income and foreign currency translation adjustments.

Revenue Recognition

The Company follows ASC 606, Revenue from Contracts with Customers and all related amendments (“ASC 606”), for all contracts. ASC 606 requires a five-step process for revenue recognition that focuses on transfer of control and defines a contract as “an agreement between two or more parties that creates legally enforceable rights and obligations”.

The transaction price for revenue recognized is the amount of consideration entitled in exchange for transferring promised goods to a customer. The objective of determining the transaction price is to predict the amount of consideration to which the entity will be entitled, including amounts that are variable. The Company’s products are generally sold with a right of return and may include variable consideration in the form of incentives, discounts, credits or rebates. The Company estimates variable consideration based on historical experience to determine the expected amount to which the Company will be entitled in exchange for transferring the promised goods to a customer. The Company recognizes estimated variable consideration as an adjustment to the transaction price when control of the related product or service is transferred. The realization of variable consideration occurs within a short period of time from product delivery; therefore, the time value of money effect is not significant.
The Company’s contracts, generally in the form of purchase orders or written contracts, specify the product that is promised to the customer and the transaction price to be paid. At contract inception, the Company assesses the goods promised to a customer and identifies a performance obligation for each promised good that is distinct. The typical contract life is less than 12 months and contains only one performance obligation, to provide conforming goods to the customer at the agreed price. Revenue is recognized at the point in time when control of the product is transferred to the customer. Usual sales terms are F.O.B. shipping point or equivalent, at which time control has passed to the customer. The Company provides for an allowance for sales returns based on historical experience and considers future price adjustments in the form of rebates and advertising funding as variable consideration which are estimated and recorded as contra-revenue.

Shipping and handling activities are performed prior to the customer obtaining control of the products and are accounted for as a fulfillment cost rather than as an additional promised service. The Company accrues for shipping and handling costs at reported period end.

Sales Incentives

In accordance with ASC 606, sales incentives, including volume rebates, are recorded as a reduction of gross revenues. Liabilities for customer incentives, discounts or rebates are included in accounts receivable in the consolidated balance sheets.

Warranties

The Company provides repair or replacement warranties in connection with the sale of its products. These warranties provide assurance that a product will function as expected and in accordance with certain specifications and are not separate performance obligations as defined within ASC 606. Warranty obligations are recorded at the time that revenue is recognized on products sold based on contractual arrangements, historical rates of warranty claims and estimated current costs of repair or replacement. The Company assesses the adequacy of its warranty liabilities and adjusts the amounts based on actual expenses and change in future estimates.

Advertising Expenses

All advertising is expensed as incurred. Total advertising expense for the nine months ended September 30, 2025 was $670, and is included in selling, general and administrative expenses in the consolidated income statement.

Shipping and Handling Costs

The Company classifies shipping and handling costs associated with outbound freight as part of selling, general and administrative expenses in the consolidated income statement. Shipping and handling costs were $4,540, net of $352 billed to customers, for the nine months ended September 30, 2025.

Income Taxes

The Company is taxed as a corporation and as such the taxable income or loss will result in entity-level corporate income taxes as applicable for federal and state purposes.

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. At each balance sheet date, the Company evaluates the recoverability of the deferred tax assets and established a valuation allowance which it is more likely than not that some portion of all of the deferred tax assets will not be realized.

The Company's estimate of the potential outcome of any uncertain tax contingency is subject to management's assessment of relevant risks, facts and circumstances existing at that time. This estimate applies broadly to all tax positions taken by the Company, including decisions to not report income in a tax return or to classify a transaction as tax exempt. The prescribed approach is determined through a two-step benefit recognition model. The amount of benefit to recognize is measured as the largest amount of tax benefit that is more likely than not of being ultimately realized upon settlement. The tax position must be derecognized when it is no longer more likely than not of being sustained.

The Company classifies interest and penalties associated with tax positions as part of income tax expense in the consolidated income statement.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from the normal course of business activities.

The Company’s cash and cash equivalents can be held in checking accounts or bank term deposits. Cash and deposits held at banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk.

Concentration of credit risk with respect to accounts receivable is generally limited by the large number of diverse customers and enforcement of credit policies. Three customers accounted for 46% of accounts receivable, net as of September 30, 2025. No customers accounted for more than 10% of net revenues for the nine months ended September 30, 2025.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
Level 1    Quoted prices in active markets for similar assets and liabilities.
Level 2    Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset and liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Substantially all the Company’s assets that are measured at fair value on a recurring basis are measured using Level 1 inputs. The Company considers the recorded value of its financial assets and liabilities, which consists primarily of cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and accrued expenses to approximate the fair value of the respective assets and liabilities at September 30, 2025 based upon the short-term nature of the assets and liabilities.

Considerable judgment is required in interpreting market data to develop estimates of fair value. The use of different assumptions and/or estimation methods may have a material effect on the estimated fair value.

3.Accounts Receivable, Net
Accounts receivable, net at September 30, 2025 was comprised of the following:

Gross accounts receivable	$26,526
Allowance for rebates and sales returns	(4,867)
Allowance for doubtful accounts	(212)
Accounts receivable, net	$21,447
Accounts receivable, net at December 31, 2024 was $10,596.

4.Inventories
Inventories at September 30, 2025 consists of the following:

Raw materials	$4,704
Motor and component parts	46,213
Inventory reserves	(355)
$50,562

Amortization expense of $286 related to the step-up of inventories associated with acquisitions during prior period was charged to cost of sales in the consolidated income statement during the nine-months ended September 30, 2025.

5.Property and Equipment, Net
Property and equipment, net consists of the following at September 30, 2025:

Furniture and fixtures	$459
Machinery and equipment	7,959
Data processing equipment and software	1,124
Leasehold improvements	423
9,965
Less: Accumulated depreciation	(2,274)
$7,691

Depreciation expense for property and equipment was $1,544 for the nine months ended September 30, 2025, and is included in selling, general and administrative expenses in the consolidated income statement.
As of September 30, 2025, machinery and equipment includes right-of-use assets under financing leases and other financing arrangements aggregating $91. Accumulated depreciation related to these assets totaled $21 at September 30, 2025. Amortization expense related to these assets totaled $15 for the nine months ended September 30, 2025.

6.Goodwill, net
The changes in the carrying amount of goodwill for the nine months ended September 30, 2025 were as follows:

Balance at January 1, 2025	$111,028
Effect of exchange rate changes	43
Balance at September 30, 2025	$111,071

7.Intangible Assets, Net
Intangible assets, net consist of the following at September 30, 2025:

	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Useful Life (Years)
Trademark and tradenames	$17,200	$(1,181)	$16,019	14.0
Technology	4,800	(333)	4,467	11.2
Software	2,000	(333)	1,667	4.2
Customer Relationship	138,700	(9,107)	129,593	14.0
	$162,700	$(10,954)	$151,746	$14
Amortization expense of intangible assets for the nine months ended September 30, 2025 was $8,371. Estimated future amortization expense is as follows:

Year (twelve months) Ended September 30,
2026	$11,190
2027	11,190
2028	11,190
2029	11,190
2030	10,855
Thereafter	96,131
$151,746

8.Debt
Debt consists of the following at September 30, 2025:

Wells Revolving Credit Facility	$3,108
Kayne Term Loan	84,683
Incremental Kayne Term Loan	158,800
246,591
Less: Unamortized debt issuance costs (a)	4,841
241,750
Less: Well Revolving Credit Facility	3,108
Less: Current maturities under term loans	2,455
Long-term debt, net	$236,187

(a)Unamortized debt issuance costs related to the Wells Revolving Credit Facilities (defined below) totaling $934, is included in other noncurrent assets as of September 30, 2025.

The carrying values of the debt approximate fair values as they bear interests at variable rate.

Wells Revolving Credit Facility
On July 12, 2024, the Company entered into a revolving credit agreement (“Wells Credit Agreement”). The Wells Credit Agreement consists of a revolving credit facility (“Wells Revolving Credit Facility”) to provide working capital needs for the business pursuant to which the Company may borrow up to $70,000. The Wells Credit Agreement further includes an additional $25,000 in accordion borrowing upon request. Borrowings are based on eligible accounts receivable and inventory, as defined.
On November 29, 2024, the Company amended the Wells Credit Agreement which increased the borrowing capacity from $70,000 to $90,000 and reduced the accordion limit from $25,000 to $5,000.
The Wells Credit Agreement matures on July 12, 2029. In general, amounts borrowed under the Wells Credit Agreement may be repaid and the principal amount thereof reborrowed from time to time before maturity. Amounts repaid or prepaid, in whole or in part, are typically done so without premium or penalty. Principal is subject to mandatory repayment if at any time the aggregate amount borrowed exceeds the borrowing limit, and all outstanding principal is due upon maturity.
The Company maintains access to cash-collections lock box accounts until such time as an event requiring notice and restricting access occurs (“Termination Event”). The occurrence of a Termination Event is determined based on the level of availability under the credit line. Due to the mandatory repayment terms and the lock-box feature, the Wells Credit Agreement has been classified as a short-term liability on the consolidated balance sheet as of September 30, 2025.
The Wells Credit Agreement additionally includes capacity for $7,500 of letters of credit, subject to the overall capacity of the Wells Credit Agreement. If the Company wishes to borrow under its letter of credit, it must pay a fronting fee generally equal to 0.125% per annum multiplied by the average amount of letters of credit outstanding during the preceding month. Letters of credit are collateralized with cash under defined circumstances. There were no outstanding letters of credit at September 30, 2025.
The interest rate on letters of credit and amounts borrowed on a revolving basis under the Wells Credit Agreement is based on the applicable Secured Overnight Financing Rate (“SOFR”) rate plus 150 to 200 basis points dependent upon average availability under the credit line. At the Company’s election, interest is due on the last business day of the calendar month that is one, three, or six months after the preceding interest period. All accrued and unpaid interest is due upon maturity. The weighted average interest rate was 6.87% at September 30, 2025.
In addition, the Wells Credit Agreement requires payment of a commitment fee on unused portions of the credit line at a rate of 0.25 to 0.375% per annum, dependent on the average revolver usage.
Kayne Term Loan
On July 12, 2024, the Company entered into a credit agreement with Kayne Anderson Private Credit, LLC representing a syndicate of lenders (“Kayne Credit Agreement”). Pursuant to the Kayne Credit Agreement, the Company issued a term loan in an aggregate principal amount of $119,300 (“Kayne Term Loan”).

On November 29, 2024, the Company entered into an amendment to the Kayne Credit Agreement (“Kayne Credit Agreement Amendment”). Pursuant to the Kayne Credit Agreement Amendment, the Company issued an incremental term loan in an aggregate principal amount of $160,000 (“Incremental Kayne Term Loan”).

The aggregate amount of the Incremental Kayne Term loan constituted a part of, and addition to, the Kayne Term Loan. Accordingly, the maturity date and interest rates of the Kayne Term Loan equally apply to the Incremental Kayne Term Loan. The maturity date is July 12, 2029.

The borrowings bear interest based on the applicable SOFR rate plus an Applicable Margin, as defined. Two levels of Applicable Margin are defined in the credit agreement based on the Company’s net leverage ratio. The Applicable Margin for SOFR loans ranges from 5.75% to 6.00%. At the Company’s election, interest is due on the last business day of the calendar month that is one, three, or six months after the preceding interest period. All accrued and unpaid interest is due upon maturity. The weighted average interest rate was 10.93% at September 30, 2025.

The Company is required to make quarterly principal payments of $298 and $400 on the Kayne Term Loan and the Incremental Term Loan, respectively, on the last day of each quarter until maturity when all unpaid principal is due. The Company has the optionality to prepay in whole or in part, at any time without premium or penalty.

Guarantees and Security
Borrowings under the Wells Credit Agreement, the Kayne Term Loan and the Incremental Kayne Term Loan are guaranteed by the Company and the Company’s direct and indirect subsidiaries. The borrowings and the guarantees thereof are collateralized by all of the equity, and in substantially all the tangible and intangible assets owned by the Company and its subsidiaries, in each case to the extent permitted by applicable law and subject to certain exceptions.

Covenants

Borrowing under the Wells Credit Agreement, the Kayne Credit Agreement and the Kayne Credit Agreement Amendment contain various covenants that, among other things, limit the ability of the Company to incur additional indebtedness; guarantee indebtedness or issue certain dividends; make loans and investments; create liens; transfer or sell assets; consolidate, merge, or sell or otherwise dispose of all or substantially all of its assets; enter into certain transactions with affiliates; and conduct certain business practices exogenous of the Company’s core operations. The Company is also obligated to comply with defined financial covenants, which are generally defined net leverage ratios. The Company was in compliance with all financial covenants as of September 30, 2025.

Maturities of Debt
The aggregate principal amount of maturities of debt for the next five years are as follows:

Year (twelve months) Ended September 30,
2026	$5,563
2027	2,455
2028	2,455
2029	231,277
$241,750

Debt Issuance Costs and Debt Discount

In connection with the issuance of Wells Credit Agreement and the Term Loans in 2024, the Company capitalized $1,765 in debt issuance costs, of which $978 related to the term loans and $787 related to the revolving credit facility.

Amortization of the debt issuance costs and debt discount for the term loans and the revolving credit facility was $943 and $218, respectively for the nine months ended September 30, 2025.

Debt and Interest Expense Allocation

Debt obligations were incurred by the Company and related parties under common ownership. The allocation of both debt and associated interest expenses to the Company and its related parties was performed in accordance with the provisions outlined in the formal intercompany debt agreement.

9.Income Taxes
Income tax expense consists of the following:

Nine Months Ended September 30, 2025
Current
Federal	$1,801
State and local	239
Foreign	—
Current tax expense	2,040

Deferred
Federal	181
State and local	94
Foreign	—
Deferred tax expense	275
Income tax expense	$2,315
The income tax expense in the consolidated income statement differs from the income tax expense calculated by applying the statutory federal income tax rate to the income before income taxes due to the following:

Nine Months Ended September 30, 2025
Income tax expense at statutory rate	$2,029
Effect of states taxes, net of federal benefit	262
Nondeductible items	24
Income tax expense	$2,315
As of September 30, 2025, the effective tax rate approximated 24.0%.

The significant components of deferred tax assets and liabilities are as follows:

September 30, 2025
Deferred income taxes assets
Net operating losses	$68
Inventory	667
Accrued expenses and reserves	11
Intangible Assets	6,524
Lease Liability	1,662
Deferred Interest	2,198
Gross deferred income tax assets	11,130
Less: Valuation allowance	—
Deferred income tax assets	11,130

Deferred income tax liabilities
Right of use assets	(1,917)
Fixed Assets	(1,358)
Intangible assets	(3,331)
Other	(16)
Deferred income tax liabilities	(6,622)
Net deferred income tax liabilities	$4,508

The Company establishes a valuation allowance against its net deferred tax assets to the extent that there is uncertainty surrounding the realization of such assets. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences and carryforwards attributable to operations is recognized as a reduction of income tax expense.
At each balance sheet date, management assesses the available positive and negative evidence to estimate whether sufficient future income will be generated to permit use of the existing deferred tax assets. On the basis of the evaluation, management has concluded that the Company’s deferred tax assets are realizable and that no valuation allowance against deferred tax assets is required as of September 30, 2025.
The amount of the deferred tax asset considered realizable, however could be adjusted if estimates of future taxable income are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.
As of September 30, 2025, the Company had no federal net operating loss (“NOL”) carryforwards and approximately $1.0 million of state NOL carryforwards. The state NOL carryforwards begin to expire in various years starting in 2044.
The Internal Revenue Code (“IRC”) Sections 382 and 383 limit annual use of NOL and research and development credit carryforwards in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not yet completed an ownership change analysis pursuant to IRC Section 382. If a requisite ownership change has occurred or occurs, the amount of remaining tax attribute carryforwards available to offset taxable income and income tax expense in future years may be restricted or eliminated.
As of September 30, 2025, the Company did not have any balance of gross unrecognized tax benefits, and as such, no amount would favorably affect the effective income tax rate in any future periods.
The Company is subject to U.S. federal taxation in addition to various U.S. state and Canadian jurisdictions. The Company has not been notified that it is under audit by the IRS or any state or foreign taxing authorities. The general statue of limitations varies by jurisdiction, but is generally 3-4 years.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures. The new standard requires a company to expand its existing income tax disclosures, specifically related to the rate reconciliation and income tax paid. The standard will be effective for the Company's fiscal year 2025 annual financials, and the Company is currently evaluating the impact of this ASU may have on the financial statement disclosures.

Income tax payments, net of refunds, by jurisdiction are presented below:

Nine Months Ended September 20, 2025
Federal	$745
State:
Tennessee	54
Other	94
Foreign	—
Total cash paid for taxes	$893

10.Deferred Retirement Plan

The Company has a deferred retirement plan which is qualified under Section 401(k) of the Internal Revenue Code and is available to any employee who has attained the age of twenty-one and has completed one year of service. Employees, at their discretion, may contribute up to the maximum permitted by IRS regulations for any given year. In accordance with safe harbor regulations, the Company matches an equal amount of the first 3% of each employee’s contribution plus contributes fifty percent of any additional employee contribution up to a maximum Company matching contribution of 4%. The Company’s contribution to this plan was $306 for the nine months ended September 30, 2025.

11.Leases
The Company is committed under various operating leases for its corporate offices, sales offices, distribution warehouses, and manufacturing facilities. Certain lease payments are made to companies affiliated through common ownership of the Company. The Company also maintains equipment leases financed through several third parties.

Lease Expense

The components of lease expense included in selling, general and administrative expenses is as follows:

Finance lease costs
Amortization of ROU assets	$14
Interest on lease liabilities	5
Operating lease costs	1,907
$1,926

Balance Sheet Information

Balance sheet information related to leases consists of the following as of September 30, 2025:

Operating lease right-of-use assets	$8,333
Finance lease right-of-use assets, net	70
Total lease assets	$8,403

Liabilities
Operating lease liability - current	$2,056
Operating lease liability - noncurrent	5,169
Finance lease liability - current	17
Finance lease liability - noncurrent	56
Total lease liabilities	$7,298
Other Lease Disclosures

The weighted average remaining lease terms and weighted average discount rates for operating and finance leases as of September 30, 2025 are as follows:

Financing Leases
Weighted average remaining lease term	3.84 yrs
Weighted average discount rate	8.50%	%

Operating Leases
Weighted average remaining lease term	3.75 yrs
Weighted average discount rate	6.92%	%
Supplemental Cash Flow Information

Supplemental cash flow information related to leases consists of the following:

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$1,833
Operating cash flows for financing leases	5
Financing cash flows for financing leases	12

Right-of-use assets obtained in exchange for lease liabilities
Operating leases	13
Financing leases	—

Maturities

Future maturities of lease liabilities are as follows:

Years (twelve months) Ending September 30,	Financing Leases	Operating Leases Including Related Party	Related Party Commitments
2026	$22	$2,477	$1,931
2027	22	1,922	1,547
2028	22	1,893	1,578
2029	19	1,646	1,337
Thereafter	—	249	—
Total undiscounted future lease payments	85	8,187	6,393
Less: Imputed interest	(12)	(963)	(746)
Present value of minimum lease payments	$73	$7,224	$5,647

12.Commitments and Contingencies
Litigation

The Company is involved in various legal and administrative actions arising in the normal course of business. Although the ultimate outcome is not determinable at this time, management, after taking into consideration advice of legal counsel, believes that the resolution of any pending matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.
Loss Contingencies

Loss contingencies are existing conditions, situations or circumstances involving uncertainty as to possible loss that will ultimately be resolved when future events occur or fail to occur. Such contingencies include, but are not limited to litigation, product quality and losses resulting from other events and developments. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. The Company regularly reviews contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made.

13.Participation Unit Plan
Dusk’s parent company (“Parent”) adopted an Equity Participation Plan (the “Plan”) in which several key management employees of the Parent may be granted performance units in Parent, which mature annually over a five-year period beginning from the date the parent company acquired Dusk. According to the terms of the Plan, all performance units become fully matured as of the date of a Change in Control (“Qualifying Event”). In the event a participant terminates employment without cause prior to the occurrence of a Qualifying Event, a portion of the then matured performance units become eligible for payment following a future Qualifying Event. As payment is conditional upon the occurrence of a Qualifying Event and measurement is not determinable, compensation expense has not been recognized in the accompanying consolidated financial statements.

14.Related Party Transactions

Platinum Management Fees

The Company receives certain corporate and advisory services from Advisors and is invoiced by Advisors for such services and related expenses. During the nine months ended September 30, 2025, the Company incurred and paid $1,125 in monitoring fees and expense reimbursement for such services, which is recorded in selling, general and administrative expense.

Related Party Service Fees

During the nine months ended September 30, 2025, the Company incurred approximately $6,268 of general corporate expenses attributable to related parties under common ownership. These expenses related to executive management, information technology, sales and marketing, accounting, and operations management functions. Based on these costs, the Company charged related parties $6,581 for management services in accordance with the applicable agreement, which is reflected as a reduction of selling, general and administrative expenses in the consolidated financial statements.

Related Party Lease Agreements

The Company is a party to various operating lease agreements with lessors that are related parties through common ownership. Related party lease expense was $1,466 for the nine months ended September 30, 2025.

15.Subsequent Events
The Company evaluated all events or transactions that occurred after the balance sheet date of September 30, 2025 through January 15, 2026, the date these consolidated financial statements were available to be issued.

On October 1, 2025, RectorSeal, LLC, a Delaware limited liability company and wholly owned subsidiary of CSW Industrials, Inc., a Delaware corporation (“RectorSeal” and “CSWI”, respectively), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Dusk Intermediate Holdings II, LLC, a Delaware limited liability company (the “Seller”). Subject to the terms and conditions of the Purchase Agreement, RectorSeal has agreed to purchase all of the issued and outstanding shares of common stock of Dusk, from the Seller for a base purchase price of $650 million in cash (the “Purchase Price”), subject to certain customary adjustments (the “Transaction”). CSWI is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. On November 4, 2025, pursuant to the terms and conditions of the Purchase Agreement, RectorSeal purchased all of the issued and outstanding shares of common stock of Dusk and its wholly owned subsidiaries, from the Seller for the Purchase Price, subject to certain customary adjustments pursuant to the Transaction. In addition to the Purchase Price, and as further consideration for the Transaction, the Seller shall be eligible to receive an earn-out payment of up to $20 million in cash, subject to the achievement of certain gross sales targets for a defined subset of MARS Parts products in the year after the consummation of the Transaction. In conjunction with the completion of the Transaction on November 4, 2025, the Company settled its outstanding intercompany balances with entities under common ownership that were considered related parties.

The Company is not aware of any other subsequent events that would require recognition or disclosure in the consolidated financial statements.